Exhibit 10.3

Application for confidential treatment for a portion of this document has been submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  This document omits the information subject to the confidentiality request.  Omissions are designated by the symbol “**”.  A complete version of this document has been filed separately with the Securities and Exchange Commission.

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Termination Agreement”) is dated as of March 13, 2008, but to be effective as of March 31, 2008 (the “Effective Date”), by and between Heeling Sports Limited, a Texas limited partnership (the “Company”), The Territory Distribution GmbH, a German Company (the “Distributor”) and Achim Lippoth, a German individual and the sole owner of the Distributor (the “Owner”).  The Company, Distributor and Owner are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Company and the Distributor entered into that certain Distributor Agreement, dated as of March 8, 2007 (the “Distributor Agreement”); and

WHEREAS, the Parties desire to terminate the Distributor Agreement and to evidence their agreement to certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                       Defined Terms.  Capitalized terms used but not defined herein and defined in the Distributor Agreement shall have the meanings ascribed to such terms in the Distributor Agreement.

2.                                       Termination.

(a)                                  Subject to Section 2(b), the Distributor Agreement shall terminate in all respects on the Effective Date and thereafter have no further force and effect.

(b)                                 Notwithstanding Section 2(a), the Parties agree that the covenants and obligations set forth in Sections 3(f), 3(m), 3(n), 3(s), 3(t), 3(u), 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 of the Distributor Agreement shall survive the termination of the Distributor Agreement.

3.                                       Product/Inventory Re-Purchase and Payment.  Upon the Effective Date, the Company shall purchase from Distributor, and Distributor shall sell, assign, transfer, convey,  to the Company, free and clear of any and all liens, claims and encumbrances, all of Distributor’s unsold Products as of the Effective Date, as confirmed via inventory within five business days prior to the Effective Date, and such other inventory and other incidental assets of Distributor related to the distribution operations as described on Exhibit A attached hereto (collectively, the “Purchase Items”).  The Company will arrange for transportation of the Purchase Items.  The Company shall not assume any liabilities of Distributor and Distributor shall indemnify, defend and hold Company harmless from and against any such liabilities.

(a)                                  The Company shall pay Distributor in full by April 30, 2008.  Payment shall be by means of a check or a wire transfer of immediately available funds to a bank account of Distributor, specified in writing to the Company.  The Parties agree that the Company shall pay the historical price (e.g., the booked landed cost) for the Purchase Items, as set forth on Exhibit A.

(b)                                 Distributor will make the Purchase Items available for pickup by the Company and will hold such Purchase Items separate and apart from all other Distributor property.  Company will pick up the Purchase Items on or before April 30, 2008.

4.                                       Re-Purchase of Distributor’s Unshipped Orders.  On the Effective Date, the Company shall purchase the valid, executable unshipped orders on Distributor’s order book as of the Effective Date (the “Unshipped Orders”).  The Company shall pay Distributor the net wholesale margin on the Unshipped Orders on or before the last day of the month following the month the Company receives the original payment for the Unshipped Orders.

(a)                                  Except for the order contemplated in Section 4(b), the Company’s payments for Unshipped Orders will be for all valid orders scheduled for shipment on or before June 30, 2008. If as of the Effective Date the Distributor has Unshipped Orders and has inventory on order for those Unshipped Orders that arrives after June 30, 2008, the Company will ship those orders to the customer and pay the Distributor the net wholesale margin for those orders on or before the last day of the month following the month the Company receives the original payment for such Unshipped Orders.

(b)                                 With respect to an order for up to 3,000 pairs for Kauhof, the Company will pay the net wholesale margin for shipments scheduled for after June 30, 2008 but before December 31, 2008.

(c)                                  Distributor shall be responsible for the payment of all commissions, bonuses and any other amounts payable to or to be paid to the Distributor’s sales agents or any other person or entity relating directly or indirectly to unshipped orders and the sales contemplated in this Section 4.  Distributor will indemnify, defend and hold the Company harmless from and against any such commissions, bonuses and all other amounts payable or to be paid and any liability arising therefrom.

5.                                       Covenant Not to Compete.  During the Restriction Period (defined below), Owner and Distributor:  (a) shall not directly or indirectly engage in any manner (including, without limitation, as a principal, owner, agent, associate, consultant, employee, investor, equity holder, lender, partner or board member) in a Competing Business (as defined below) anywhere in the Territory (as defined below); and (b) shall not enter into any employment, consulting, advisory, lending or other business relationship with any person, firm, entity, company or business organization that is engaged in a Competing Business anywhere in the Territory.  Notwithstanding the foregoing sentence, Distributor shall not be restricted from directly or indirectly owning or acquiring an equity interest of less than five percent (5%) of a publicly-traded entity.

(a)                                  Compensation.  This covenant not to compete is for the benefit of Owner and Distributor.  In consideration thereof, the Company shall pay Distributor (or at its election, Owner)  ** on the first and second anniversary of this Termination Agreement.

(b)                                 Definitions of Territory, Competing Business and Restriction Period.

(i)                                     “Territory” means any country in the world.

(ii)                                  “Competing Business” means using, importing, distributing, selling, or manufacturing any product that is identical or similar to the Products that they could be viewed as competitive with any of the Products.

(iii)                               “Restriction Period” means the period extending through the second anniversary of the Effective Date.

(c)                                  Injunctive Relief.  It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach by Distributor of any of said covenants and that any such breach by Distributor will cause the Company great and irreparable injury and damage.  Accordingly, Distributor agrees that the Company shall be entitled, without waiving any additional rights or remedies otherwise available to the Company at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by Distributor of any of said covenants.

6.                                       Indemnification.  Distributor and Owner hereby agree to jointly and severally indemnify and hold harmless the Company and its current and former parent, subsidiary and affiliated entities, their successors and assigns, and the current and former owners, shareholders, members, managers, partners, directors, officers, employees, agents, attorneys, representatives and insurers (collectively, the “Company Parties”) from and against any and all claims, actions liabilities, losses, damages and expenses, including reasonable attorneys’ fees and such fees on appeal, incurred by any of them in investigating and/or defending against any claims, actions or liabilities for which indemnification is provided in the Distributor Agreement, arising out of or in connection with:  (a) the sale, license, servicing and related activities pursuant to the Distributor Agreement with respect to the Products by Distributor; (b) the failure of Distributor to comply with any laws, rules and/or regulations; (c) Distributor’s attachment to the products of any trade name, trademark or logo that is challenged as an infringement of the proprietary rights of any third party; (d) any warranties granted under the laws of the Territory in excess of those warranties contained in Section 35 of the Distributor Agreement; or (e) the failure of Distributor to comply with each and every term of the Distributor Agreement.  As of the Effective Date, Owner and Distributor hereby release all Company Parties from any duty, obligation or requirement to make any indemnity payments to Owner and/or Distributor and/or any of Distributor’s sales agents.  Distributor agrees to pay any and all such indemnity payments and shall hold the Company Parties harmless from and against same.  Distributor shall be responsible for paying any indemnity payments pursuant to the law, including, but not limited to, payments pursuant to Section 89 b of the German Commercial Code.  Distributor

shall also be responsible for paying any and all taxes relating directly or indirectly to this Agreement or the performance hereof.

Distributor shall give written notice to the Company within ten (10) days of learning of any such claim, action or liability for which indemnification is provided in the Distributor Agreement.  Distributor agrees that any Company Party may employ an attorney of its own selection to defend and/or appeal the claim or action on behalf of such Company Party, at the expense of Distributor.  Distributor further agrees that such Company Party may elect to allow Distributor, at Distributor’s expense, to employ an attorney reasonably satisfactory to such Company Party to defend the indemnified party; provided, however, that such Company Party reserves the right reasonably to disapprove of any such attorney.

7.                                       Release by Distributor.  As of the Effective Date, without any further action by Distributor or Owner, Distributor and Owner fully, unconditionally and irrevocably release and discharge the Company Parties from any and all actions, causes of action, suits, debts, liens, contracts, injuries, agreements, obligations, promises, liabilities, claims, rights, demands, damages, controversies, losses, costs, and expenses (including, but not limited to, court costs and attorneys’ fees) of any and all kinds, whether known or unknown, suspected or unsuspected, fixed or contingent, in law or in equity, which Distributor ever had, now has, owns, holds, or claims to have, own, or hold, or at any time heretofore had, owned, held, or claimed to have, own, or hold, against any Company Party, in any way arising with respect to periods and events up to and including the Effective Date.

8.                                       Waiver of Legal Rights.  Distributor and Owner acknowledge and agree that the waivers and releases set forth in this Termination Agreement are in exchange for valuable consideration which Distributor and Owner would not otherwise be entitled to receive.  In entering into this Termination Agreement, Distributor and Owner expressly waive any and all rights either of them have under any laws, rules, statutes or any common law principle of similar effect that provides that their respective waivers and releases do not extend to claims that Distributor and/or Owner do not know or suspect to exist in their favor at the time of execution and delivery of this Termination Agreement, which if known by Distributor and/or Owner would have materially affected its decision to execute and deliver this Termination Agreement.  The consequences of the foregoing waiver have been explained by legal counsel to Distributor and Owner.  Each of Distributor and Owner acknowledge that it may hereafter discover facts different from, or in addition to, those which it knows or believes to be true with respect to the claims released pursuant to this Termination Agreement, and Distributor and Owner agree that this Termination Agreement and the provisions contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

9.                                       Protection of Confidential Information.  Distributor and Owner acknowledge and agree that they have had access to certain confidential information and trade secrets (“Trade Secrets”) of the Company pursuant to the Distributor Agreement.  Distributor and Owner agree not to disclose to any party or use any of the Trade Secrets for any purpose and to keep the Trade Secrets confidential.

10.                                 Confidentiality Covenant.  The Distributor and Owner hereby agree to keep confidential and not divulge, disseminate, deliver, publish, describe or communicate the terms and conditions of this Termination Agreement or any part hereof, specifically or in general, in qualitative or descriptive terms, to any other person, except to their attorneys and accountants, without the prior written consent of the Company, unless ordered by a court or governmental authority, provided that reasonable written notice is given to the Company prior to any such disclosure compelled by court order or governmental authority.  The Distributor and Owner understand that disclosure of any portion of this Termination Agreement will constitute a breach of its terms and will entitle the aggrieved Party to injunctive relief and damages.

11.                                 Governing Law and Language.  This Termination Agreement shall be governed by, and construed in accordance with, the laws of the U.S. and the state of Texas (without regard to conflicts of laws principles), including the Uniform Commercial Code as enacted in the state of Texas.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Termination Agreement (or the rights or obligations of the Parties) and is disclaimed.  The governing language of this Termination Agreement shall be English as spoken in the U.S., which shall control the interpretation of this Termination Agreement in the event this Termination Agreement is translated into a language other than English as spoken in the U.S.

12.                                 Submission to Jurisdiction.  By its signature to this Termination Agreement, each Party hereunder irrevocably submits to the exclusive jurisdiction and venue of the state or federal courts located in Dallas County, State of Texas as to any disputes between the Parties and/or this Termination Agreement.  Each of the Parties hereto agrees that any judgment (i) rendered either by a court of competent jurisdiction in accordance with this Termination Agreement; and (ii) entered in any court of record of the United States, in Dallas, Texas may be executed against the assets of such party in any jurisdiction or country.  By its signature to this Termination Agreement, each Party hereunder irrevocably submits to the exclusive jurisdiction and venue of any of the state or federal courts in Dallas County, State of Texas in any legal action or proceeding relating to such execution.

13.                                 Waiver of Immunity and Inconvenient Forum.  Each Party irrevocably waives all immunity from jurisdiction, attachment and execution, whether on the basis of sovereignty or otherwise, to which it might otherwise be entitled in any legal action or proceeding in any state or federal court of competent jurisdiction, including such courts located in Dallas County, State of Texas, arising out of this Termination Agreement.  Distributor, Owner and the Company each represents that its obligations hereunder are commercial activities.  Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to any suit, action or proceeding arising out of or relating to this Termination Agreement being brought in the federal or state courts of competent jurisdiction located in Dallas County, State of Texas, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

14.                                 Legal Construction.  Regardless of which Party may have drafted this Termination Agreement, or any portion thereof, no rule of strict construction shall be applied against either Party. Except as expressly provided in this Termination Agreement, all rights and remedies conferred under this Termination Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.  In the interpretation of this Termination Agreement, except where the context otherwise requires, “including” or “include” does not denote or imply any limitation; “or” has the inclusive meaning “and/or”; “and/or” means “or” and is used for emphasis only; the singular includes the plural, and vice versa, and each gender includes each of the others; captions or headings are only for reference and are not to be considered in interpreting the Termination Agreement; “Section” refers to a Section of this Termination Agreement, unless otherwise stated in this Termination Agreement; and all times set forth herein are deemed to be the time in Dallas, Texas.  If any provision of this Termination Agreement is held to be illegal, invalid or unenforceable under any present or future law, such provision shall be fully severable, and this Termination Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Termination Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Termination Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Parties request the court to whom disputes relating to this Termination Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section.

15.                                 Waiver.  Any waiver by any Party of any provision of this Termination Agreement must be in writing from the waiving Party and shall not imply a subsequent waiver of the same provision or any other provision.

16.                                 Expenses.  Each Party shall pay its own expenses, including, but not limited to, travel, administration, compensation of employees, the fees and disbursements of its counsel in connection with the negotiation, preparation and execution of this Termination Agreement and the consummation of the transactions contemplated herein, except as otherwise provided herein.

17.                                 Expenses for Enforcement.  In the event either Party is required to employ an attorney to enforce the provisions of this Termination Agreement or is required to commence legal proceedings to enforce the provisions of this Termination Agreement, the prevailing Party shall be entitled to recover from the other Party reasonable attorney’s fees and court costs incurred in connection with such enforcement, including collection agency fees, attorney litigation fees, suit fees, and costs of investigation and litigation.

18.                                 Entire Agreement.  This Termination Agreement and the Exhibits to this Termination Agreement embody the entire agreement of the Parties in relation to the subject matter in this Termination Agreement, supersedes all prior understandings or agreements with respect to the subject matter in this Termination Agreement, and there is no other oral or written agreement or understanding between the Parties at the time of execution under this Termination Agreement.  Further, this Termination Agreement cannot be modified except by the written agreement of all Parties.

19.                                 Headings.  The section and subsection headings contained in this Termination Agreement are included for convenience only, and shall not limit or otherwise affect the terms hereof.

20.                                 Notices.  Any notice provided for in this Termination Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or faxed to the recipient at the address below indicated:

To the Company:

Heeling Sports Limited

3200 Belmeade Drive, Suite 100

Carrollton, Texas  75006
Attention:  John O’Neil

Telecopy:  (214) 390-1661

with a copy (which shall not constitute notice) to:

Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas  75201-4761
Attention:  Robert J. Ward, Esq.
Telecopy:  (214) 999-3266

To Distributor or Owner:

c/o The Territory Distribution GmbH
Pasteurstrasse la
D 50735 Köln, Germany
Attn:  Achim Lippoth
Telecopy:  49-221-294-3821

with a copy (which shall not constitute notice) to:

Heller Anwaltskanzlei
Freidheimweg 14

6353 Weggis, Schweiz
Attention:  Sven Heller
Telecopy:  +41 413910405

or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party.  Any notice under this Termination Agreement shall be deemed given if delivered in writing to the intended recipient in person, transmitted by mail (and will be deemed given one week after the date transmitted), or by recognized international delivery service to the intended recipient at the address set forth in this Section or such other address as such intended recipient may give notice from time to time or by fax to the fax number set forth in this Section (with a confirmation copy simultaneously mailed and will be deemed given when transmitted).

21.                                 Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Termination Agreement, and this Termination Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability.

22.                                 Counterparts.  This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute a single agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Termination Agreement as of the date first written above.

HEELING SPORTS LIMITED

By:	Heeling Management Corporation
Its sole general partner

By:	/s/ John O’Neil
Name:	John O’Neil
Title:	Vice President

THE TERRITORY DISTRIBUTION GMBH

By:	/s/ Achim Lippoth
Name:	Achim Lippoth
Title:	Chief Executive Officer

ACHIM LIPPOTH

By:	/s/ Achim Lippoth
Name:	Achim Lippoth

EXHIBIT A

PURCHASE ITEMS

All patents, trademarks, service marks, trade names, copyrights, designs, “doing business as” names, Internet domain names and other intellectual property rights being used and/or registered by Distributor and relating to “Heeling,” “Heelys” or the Products.

See attached for other Purchase Items.

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